UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-12

JPMorgan Trust I

JPMorgan Trust II

J.P. Morgan Mutual Fund Investment Trust

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
1)	Title of each class of securities to which transaction applies:
2)	Aggregate number of securities to which transaction applies:
3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
4)	Proposed maximum aggregate value of transaction:
5)	Total fee paid:
☐	Fee paid with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:
2)	Form, Schedule or Registration Statement No.:
3)	Filing Party:
4)	Date Filed:

Dear [  ],

We are reaching out to inform you of proxy communications your clients, who are shareholders of JPMorgan Large Cap Growth, Growth Advantage and U.S. GARP Equity mutual funds are receiving.

We know that your clients have received mailings and phone calls from the Funds’ proxy solicitor asking them to cast their vote on the Proposal and we understand these communications have created some frustration for you and your clients. We wanted to share some information that will help explain the purpose of the Proposal, and to provide you with some talking points to use with your clients to explain how they can take action to get the calls and mailings to stop.

How can I help my clients vote their shares?

There are four convenient methods for clients to cast their vote: by telephone, via the Internet, by returning the proxy card they received by mail, or by participating in the shareholder meeting. See the Proxy Statement for details.

Your clients can vote “For” the Proposal, “Against” the Proposal or “Abstain” from voting. The Funds’ Board of Trustees is recommending a vote “For” the proposal.

If you or your clients have any questions after reviewing the proxy materials, please call 1-888-628-1041.

What is happening?

Shareholders are being asked to vote on the Proposal to reclassify the Funds from “diversified” to “non-diversified” companies under the Investment Company Act of 1940, as amended (the “1940 Act”). Because the related investment policy for these Funds is a fundamental policy, this change can only occur through a shareholder vote. This is why your clients, as shareholders of one or more of the Funds, are receiving calls and other communications from our proxy solicitor, EQ.

Why is this vote being proposed?

Under the 1940 Act, a “diversified company” is prohibited from owning greater than 5% of any one company’s total assets if in the aggregate all single-company positions of 5% or more amounts to 25% of a fund’s total assets. Due to the Funds’ fundamental investment policy on diversification, each Fund is limited in its ownership of the securities of a single company and cannot add to such positions with a 5% or greater weight, resulting in each Fund being underweight at least some of the top holdings in its benchmark.

This sounds very technical, is there an easy way to explain this?

Today, many stocks make up a substantially large percentage of growth indices. For example, the five biggest stocks by market capitalization and weight in the Russell 1000 Growth Index (the benchmark for the JPMorgan Large Cap Growth Fund) as of August 31, 2024 are:

●	Apple (AAPL) at 12.4%
●	Microsoft (MSFT) at 11.5%
●	NVIDIA (NVDA) at 10.6%
●	Alphabet (GOOG/GOOGL) at 6.6%
●	Amazon (AMZN) at 6.2%

These five stocks each account for more than 5% of the Russell 1000 Growth Index and their combined weight totals more than 47%, much higher than the 25% maximum amount that can be held by “diversified” funds under the 1940 Act. So, a “diversified” fund cannot buy these five stocks at their index weight, let alone express an overweight position, without violating the 1940 Act.

However, if the Funds, through a shareholder vote, are reclassified from “diversified” to “non-diversified”, it can purchase stocks with greater than 5% weightings without this restriction.

This will give the portfolio management team for each Fund greater flexibility to manage position sizes in the benchmark’s top holdings, manage risk, and express conviction consistent with their respective investment philosophy and process.

If a Fund is reclassified from “diversified” to “non-diversified”, will it change the way the Fund is managed?

While approval of the Proposal would provide the Adviser with greater long-term flexibility in executing each Fund’s investment strategy by allowing increased exposures to certain holdings, it is not otherwise expected to affect the way the Funds are currently managed.

We thank you again so much for your continued support and partnership. As always, please reach out to me or my ICA partner [  ] if we can be of any assistance with this or any other matter.

[     ]